Exhibit 10.1
CLECO CORPORATE HOLDINGS LLC
RETENTION BONUS PLAN
For Calendar Years 2016 and 2017

Employee Name: «Employee_Name»	2016 Target Bonus Amount: $«M_2016_Amt»
Employee Location: «Location»	2017 Target Bonus Amount: $«M_2017_Amt»

The Executive Management Team is pleased to announce the approval of a cash retention bonus plan for 2016 and 2017. The bonus plan was approved by the new Board of Managers at its first meeting in May. The purpose of the retention bonus plan is to compensate participants in the Long-Term Incentive Compensation Plan (“LTIP”) for the gap in compensation created by the LTIP payout terms under the merger agreement. Each participant’s target was determined as follows:

2016 Target: Target shares not awarded for the 2013-2015 LTIP Performance Cycle as a result of the delay in the approval of the merger multiplied by the merger consideration of $55.37 per share.

2017 Target: Target shares not awarded for the 2015-2017 LTIP Performance Cycle as a result of the proration of shares under the terms of the merger agreement multiplied by the merger consideration of $55.37 per share.

Bonus Amount. The amount of the retention bonus will be tied to the corporate performance measures established for the annual cash incentive plan, currently the Pay for Performance Plan. If performance on corporate measures falls below target, the retention bonus will also be paid below target. For example, if the performance on corporate measures is 90% for 2016, the 2016 retention bonus will also be paid at 90% of target. If performance on corporate measures is above target, the retention bonus will also be paid above target. For example, if the performance on corporate measures is 110% for 2017, the 2017 retention bonus will also be paid at 110% of target. There will be no individual performance component tied to the retention bonus.

Time and Form of Payment. Awards under the retention bonus plan will be paid in the form of a single sum no later than March 15th following the end of the calendar year to which the bonus is applicable. Unless otherwise specified, consistent with the requirement of the Pay for Performance Plan a participant in the retention bonus plan must be employed by the Company on the payment date as a condition of payment.

Retirement, Death and Disability. If a participant separates from service with the Company on account of his or her death, Disability or Retirement, the bonus will be determined as provided in the section entitled “Bonus Amount” and then prorated to reflect actual service during the year. The prorated amount will be paid as of the payment date otherwise applicable to the bonus. The term “Disability” means that a participant is receiving long-term disability benefits under a separate plan or policy maintained by the Company. The term “Retirement” means that a Participant has voluntarily separated from service with the Company after he or she has attained age 55.

Taxes. The Company will withhold from any retention bonus any taxes required by law to be withheld.

Final Bonus Determination. The Cleco Corporate Holdings LLC Board of Managers, or a designated Committee, has retained the discretionary power and authority to: (a) designate participants under the retention bonus plan; (b) determine corporate measures and performance on such measures; and (c) determine the final amount of any bonus payable under the plan.

If you have any questions concerning the retention bonus plan, please contact Susan Broussard at ext. 7773.